EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-87213, No. 333-43042, No. 333-91426, No. 333-109191, No. 333-126649) pertaining to the 1999 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan, 1999 Employee Stock Purchase Plan, 2002 CEO Option Plan, and Milestone Equity Incentive Plan of Scientific Learning Corporation of our report dated February 15, 2006 with respect to the financial statements and schedule of Scientific Learning Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

San Francisco, California
March 5, 2007